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                        Sherritt International Corporation
                                Canadian Coal Trust


                                                                January 21, 2003

VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Sherritt International Corporation and Canadian Coal Trust Withdrawal of Registration Statement on Form F-80
                  File No. 333-101964 and 333-101964-01
                  Filed December 18, 2002, as amended January 6, 2003

Ladies and Gentlemen:

         Sherritt International Corporation and the Canadian Coal Trust (the "Registrants") hereby make application pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, to withdraw their joint Registration Statement on Form F-80 referred to above (the "Registration Statement"), and all Amendments thereto, initially filed with the Securities and Exchange Commission (the "Commission") on December 18, 2002 and amended on January 6, 2003.

         The Registrants desire to withdraw the Registration Statement because the exchange offer pursuant to which the securities were to have been issued has been terminated. No sales of securities were made in connection therewith.

         Should you have any questions or require any additional information with respect to this request for withdrawal, please call James J. Junewicz of the law firm of Mayer, Brown, Rowe & Maw at (312) 701-7032.

                                        Very truly yours,

                                        SHERRITT INTERNATIONAL CORPORATION

                                        By: /s/  Samuel W. Ingram
                                           -----------------------------------
                                        Name:       Samuel W. Ingram
                                             ---------------------------------
                                        Title: Senior Vice President, General
                                               Counsel and Corporate Secretary
                                               -------------------------------

                                        CANADIAN COAL TRUST


                                        By: /s/  Samuel W. Ingram
                                           -----------------------------------
                                        Name:       Samuel W. Ingram
                                             ---------------------------------
                                        Title:           Trustee
                                               -------------------------------

cc:  James J. Junewicz (Mayer, Brown, Rowe & Maw)
     Geoffrey Creighton (Torys LLP)